Exhibit 99.1

Rigel Announces Second Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, Calif., August 7, 2007 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today announced financial results for the second quarter and six months ended June 30, 2007.

For the second quarter of 2007, Rigel reported a net loss of $19.2 million, or $0.68 per share, compared to a net loss of $2.3 million, or $0.09 per share in the second quarter of 2006.  Weighted average shares outstanding for the second quarter of 2007 and 2006 were 28.4 million and 24.8 million respectively.

Rigel reported contract revenue from collaborations of $2.0 million in the second quarter of 2007, compared to $14.3 million in the second quarter of 2006. Revenue in the second quarter of 2006 included a milestone payment of $5.0 million from Pfizer resulting from the nomination of R343, a novel small-molecule drug candidate, for advanced preclinical development in allergic asthma, as well as the amortization of $5.7 million related to upfront and milestone payments from Merck Serono.  Revenue for the second quarter of 2007 included the recognition of approximately $1.0 million of deferred revenue due to the ending of the research phase of the Merck collaboration in May 2007.

Total operating expenses were $22.6 million in the second quarter of 2007, compared to operating expenses of $17.9 million in the same period of 2006.  The increase in expenses is primarily due to an increase in preclinical and clinical costs relating to the advancement of Rigel’s clinical research programs, particularly the three Phase 2 clinical studies of R788 in rheumatoid arthritis, immune thrombocytopenic purpura and lymphoma.   Stock-based compensation represented $3.7 million of total operating expenses in the second quarter of 2007, compared to $3.1 million in the second quarter of 2006.

For the six months ended June 30, 2007, Rigel reported a net loss of $36.3 million, or $1.36 per share, compared to a net loss of $10.8 million, or $0.43 per share, in the first six months of 2006. Rigel recorded contract revenue from collaborations of $4.6 million for the first six months of 2007, compared to $24.2 million for the same period in 2006.

As of June 30, 2007, Rigel had cash, cash equivalents and available for sale securities of $126.5 million, compared to $88.6 million on March 31, 2007 and $104.5 million on December 31, 2006.   During the second quarter of 2007, we completed a public offering in which we sold 5,750,000 shares of our common stock at a price of $9.75 per share. We received net proceeds of approximately $52.3 million after deducting commissions, underwriting discounts and offering costs.

“During the first half of 2007, we focused on maintaining the pace of our product development programs, including completing a financing that gives us the flexibility to move these programs forward,” said James M. Gower, chairman and chief executive officer of Rigel.  “With our lead product candidate, R788, in three Phase 2 trials and R763 in three Phase 1 trials in collaboration with Merck Serono and other candidates in late preclinical development, we believe that we have demonstrated a high level of productivity,” he added.

Recent Highlights

The following occurred in the second quarter and July 2007:

•                  Our partner, Merck Serono, initiated a Phase 1 clinical trial of R763 in combination with gemcitabine (standard of care therapy) in patients with advanced malignancies (July 2007).

•                  Completed a public offering where we raised net proceeds of $52.3 million through the sale of 5,750,000 shares of common stock at $9.75 per share (Second Quarter 2007).

•                  Received encouraging preliminary results showing drug activity in raising platelet counts in a number of the patients studied to date in our Phase 2 clinical trial of R788 in patients with ITP (immune thrombocytopenic purpura) (Second Quarter 2007).

About Rigel

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our goal is to file one new investigational new drug (IND) application in a significant indication each year. Rigel has achieved this goal every year since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

# # #

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$1,956	$14,321	$4,600	$24,218

Operating expenses:
Research and development (see Note A)	17,189	13,205	33,032	27,916
General and administrative (see Note A)	5,373	4,725	10,412	9,728
Total operating expenses	22,562	17,930	43,444	37,644
Loss from operations	(20,606)	(3,609)	(38,844)	(13,426)
Interest income, net	1,361	1,279	2,518	2,627
Net loss	$(19,245)	$(2,330)	$(36,326)	$(10,799)
Net loss per share, basic and diluted	$(0.68)	$(0.09)	$(1.36)	$(0.43)
Weighted average shares used in computing net loss per share, basic and diluted	28,355	24,842	26,779	24,829

Note A

Stock-based compensation expense included in:
Research and development	$1,718	$1,543	$2,918	$3,464
General and adminstrative	1,987	1,584	3,409	3,224
	$3,705	$3,127	$6,327	$6,688

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2007	2006(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$126,451	$104,471
Total assets	134,162	113,240
Stockholder’s equity	110,263	87,229

(1)  Derived from audited financial statements